UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 24, 2016

REPLIGEN CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-14656	04-2729386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

41 Seyon Street Bldg. 1, Suite 100 Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 250-0111

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 24, 2016, Repligen Corporation (NASDAQ: RGEN) (the “Company”) completed its previously announced public offering (the “Offering”) of $115 million aggregate principal amount of the Company’s 2.125% Convertible Senior Notes due 2021 (the “Notes”), which includes $15 million principal amount of additional Notes issued pursuant to the full exercise of the option granted to the underwriters in the offering. The net proceeds to the Company from the sale of the Notes, after deducting the underwriting discounts and commissions and other estimated offering expenses, were approximately $111.1 million. The Company intends to use the proceeds from the offering for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies. The Company has not entered into any agreements or commitments with respect to any acquisitions or investments at this time.

The Notes are governed by the terms of a base indenture for senior debt securities (the “Base Indenture”), as supplemented by the first supplemental indenture thereto (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each dated as of May 24, 2016, by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Notes bear cash interest at the rate of 2.125% per annum, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2016. The Notes will mature on June 1, 2021, unless earlier repurchased, redeemed or converted in accordance with their terms. Prior to March 1, 2021, the Notes will be convertible at the option of holders of the Notes only upon satisfaction of certain conditions and during certain periods, and thereafter, the notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, holders of the Notes will receive shares of the Company’s common stock, cash or a combination thereof, at the Company’s election.

The conversion rate for the Notes will initially be 31.1813 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $32.07 per common share, and is subject to adjustment under the terms of the Notes. Holders of the Notes may require the Company to repurchase their Notes upon the occurrence of a fundamental change prior to maturity for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Company will not have the right to redeem the Notes prior to June 5, 2019, but may redeem the Notes, at its option, in whole or in part, on any business day on or after June 5, 2019 and prior to the maturity date if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides written notice of redemption. The redemption price will be equal to 100% of the principal amount of the principal amount of Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

The Indenture contains customary terms and covenants and events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare 100% of the principal of, and any accrued and unpaid interest on, all of the Notes to be due and payable. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes will become due and payable automatically. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects and for up to 270 days, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Notes.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by the full text of the Base Indenture and the Supplemental Indenture that are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein. The Form of Note is attached as Exhibit 4.3 to this Current Report on Form 8-K. The legal opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Notes is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Base Indenture, dated as of May 24, 2016, by and between Repligen Corporation and Wilmington Trust, National Association

4.2	First Supplemental Indenture, dated as of May 24, 2016, by and between Repligen Corporation and Wilmington Trust, National Association

4.3	Form of 2.125% Convertible Senior Note due 2021 (included in Exhibit 4.2)

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2016	REPLIGEN CORPORATION

	By:	/s/ Tony J. Hunt
Tony J. Hunt
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Base Indenture, dated as of May 24, 2016, by and between Repligen Corporation and Wilmington Trust, National Association

4.2	First Supplemental Indenture, dated as of May 24, 2016, by and between Repligen Corporation and Wilmington Trust, National Association

4.3	Form of 2.125% Convertible Senior Note due 2021 (included in Exhibit 4.2)

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)